UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                                FORM 15


     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934
   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D)
                OF THE SECURITIES EXCHANGE ACT OF 1934.


                     COMMISSION FILE NO.:  0-14547


                    JMB/MANHATTAN ASSOCIATES, LTD.
        ------------------------------------------------------
        (Exact name of registrant as specified in its charter)


  900 N. Michigan Avenue, Chicago, Illinois 60611        312-915-1987
  -------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     LIMITED PARTNERSHIP INTERESTS
       (Title of each class of securities covered by this Form)


                                 NONE
     (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



     Please place an "X" in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ X ]      Rule 12h-3(b)(1)(ii)   [   ]
     Rule 12g-4(a)(1)(ii)   [   ]      Rule 12h-3(b)(2)(i)    [   ]
     Rule 12g-4(a)(2)(i)    [   ]      Rule 12h-3(b)(2)(ii)   [   ]
     Rule 12g-4(a)(2)(ii)   [   ]      Rule 15d-6             [ X ]
     Rule 12h-3(b)(1)(i)    [ X ]


     Approximate number of holders of record as of the certification or notice date:

                     ZERO - Registrant Liquidated

     Pursuant to the requirements of the Securities Exchange Act of 1934, JMB/Manhattan Associates, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                  JMB/MANHATTAN ASSOCIATES, LTD.

                                  JMB/Manhattan Investors, Inc.
                                  Corporate General Partner


                                  By:  /s/ GAILEN J. HULL
                                       ------------------------------
                                       Name:  Gailen J. Hull
                                       Title: Vice President

Dated:  November 18, 2002